MGF
                                  SERVICE CORP




March 20, 1997



The New York State Opportunity Funds
4605 E. Genesee Street
DeWitt, New York 13214

Gentlemen:

You have requested my opinion in connection with the registration by The New York State Opportunity Funds, a Massachusetts business trust (the "Trust"), of an indefinite number of shares of beneficial interest of the New York Equity Fund of the Trust (the "Shares") authorized by the Trust's Agreement and Declaration of Trust, to be filed with the Securities and Exchange Commission as an exhibit to the Trust's registration statement on Form N-1A (File No. 333-17381), as amended (the "Registration Statement"), under the Securities Act of 1933 and the Investment Company Act of 1940.

I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of such records, agreements, documents and other instruments and certificates or comparable documents of public officials and of officers and representatives of the Trust, and I have made such inquiries of the officers and representatives of the Trust, as I have deemed relevant and necessary as the basis for the opinion hereinafter set forth.

In such examination, I have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic) and the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified or photostatic copies. As to all questions of fact material to such opinion, I have relied upon the certificates referred to hereinabove. I have assumed, without independent verification, the accuracy of the relevant facts stated therein.

This letter expresses my opinion as to the provisions of the Trust's Agreement and Declaration of Trust and the laws of the Commonwealth of Massachusetts applying to business trusts generally, but does not extend to federal or state securities or other laws.


                                MGF Service Corp.
                     a subsidiary of Leshner Financial, Inc.
    312 Walnut Street / Cincinnati, Ohio 45202 / 513.629.2000 / 800.543.8721


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The New York State Opportunity Funds
March 20, 1997
Page Two



Based on the foregoing, and subject to the qualifications set forth herein, I am of the opinion that the Shares have been duly and validly authorized, and, when issued and delivered as described in the Registration Statement, will be fully paid and nonassessable by the Trust.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or under the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,


/s/ Tina D. Hosking

Tina D. Hosking
Counsel